Exhibit 21

                         Subsidiaries of the Registrant



Parent
------

FirstBank Corp.

                                            Percentage       Jurisdiction or
Subsidiaries                               of Ownership   State of Incorporation
------------                               ------------   ----------------------

FirstBank Northwest (1),                       100%             Washington
with its subsidiaries:
Tri-Star Financial Corporation  (1)            100%             Idaho
Pioneer Development Corporation (2)            100%             Oregon
Pioneer Bank Investment Corporation (2)        100%             Oregon


The operations of the Registrant's subsidiaries are included in the Registrant's consolidated financial statements.

(1)   These subsidiaries were acquired by the parent effective July 1, 1997.
(2)   These subsidiaries were acquired by the parent effective October 31, 2003.